Exhibit 10.5

EESA SECTION 111(b) MODIFICATION AGREEMENT

THIS EESA SECTION 111(b) MODIFICATION AGREEMENT (“Agreement”) is made as of the date first written below (“Effective Date”), by and between, Oak Valley Bancorp, a California corporation (the “Company”) and the parent corporation of Oak Valley Community Bank (the “Bank”), and the highly compensated employee whose name is set forth on the signature page below (“Executive”).

RECITALS

WHEREAS, Employee is employed as a “senior executive officer” of the Company, as such term is defined in section 111(b)(3) of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”), or as a highly compensated employee;

WHEREAS, the Company has participated in the Capital Purchase Program (CPP) implemented under the Troubled Assets Relief Program (TARP), and the Treasury currently holds an equity position in the Company pursuant to the CPP pursuant to which each of the Company and the Bank is considered a TARP Recipient, as such term is defined in 31 CFR Part 30;

WHEREAS, the Standards for Compensation and Corporate Governance (the “TARP Standards”) published on the Federal Register on June 15, 2009 as 31 CFR Part 30 and promulgated pursuant to sections 101(a)(1), 101(c)(5) and 111 of EESA impose certain limitations on payments to certain highly compensated employees;

WHEREAS, the Company, the Bank and Employee are parties to one or more employment agreement, salary continuation plan or agreement, incentive plan or agreement, severance plan or agreement, change-in-control agreement, stock option plan or grant agreement, restricted stock plan or grant agreement, equity compensation plan or agreement, phantom stock plan or award, split dollar agreement, supplemental retirement plan and/or any other agreement or plan, whether or not written, intended to compensate Employee for services rendered as a senior executive officer of the Bank and the Company (such agreements, plans and arrangements referred to collectively herein as the “Employee Compensation Agreements”) pursuant to which Employee may be eligible to receive, from time to time, certain cash and non-cash consideration, bonuses, accruals and other compensation (“Compensation”);

WHEREAS, the parties desire to amend each of the Employee Compensation Agreements to insert a “savings clause” with regard to the limitations on payments of certain benefits and to provide, in certain instances, for the forfeiture or recovery of certain payments or awards by the Company while the Company has outstanding certain equity or debt securities (including warrants to purchase such securities) owned by the United States Department of the Treasury pursuant to the EESA and acquired pursuant to that certain Letter Agreement (including the Schedules thereto) and Securities Purchase Agreement (the “Purchase Agreement”) — Standard Terms (including the Annexes thereto), between the Company and the United States Department of the Treasury; and

WHEREAS, the execution of this Agreement to cause the Employee Compensation Agreements to be in compliance with the provisions of EESA and with the TARP Standards, and to memorialize that Employee acknowledges and agrees to the potential for a recovery by the Company from the Employee of certain cash and non-cash compensation pursuant to EESA is deemed by the Employee to be in his or her best interest as well as the best interest of the Company and its shareholders.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties hereto as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employee Compensation Agreements as follows:

A. Each Employee Compensation Agreement, whether now existing or executed subsequent to the date hereof, shall be amended by adding a new paragraph or section to read in its entirety as follows:

Savings Clause Pursuant to Emergency Economic Stabilization Act of 2008, as amended (“EESA”)

Notwithstanding any provision hereof to the contrary, and notwithstanding any prior or prospective amendment hereto, the fulfillment of the financial obligations to the Employee hereunder by the Company, as such term is defined in section 111(b)(3) of the EESA, shall be modified, amended and otherwise curtailed and/or limited, as applicable to the Employee, if any payments or accruals hereunder or pursuant hereto would be contrary to the provisions of Section 111(b) of EESA as implemented by guidance or regulation thereunder, including but not limited to the Standards for Compensation and Corporate Governance published on the Federal Register on June 15, 2009 as 31 CFR Part 30 and promulgated pursuant to sections 101(a)(1), 101(c)(5) and 111 of EESA while the United States Department of the Treasury owns any debt or equity securities of the Company acquired pursuant to EESA or any warrants to purchase equity securities of the Employer issued pursuant to the provisions of EESA.

B. Employee acknowledges and agrees, that should Employee be in receipt of any Compensation from the Company, that such Compensation shall be subject to claw-back and shall be repaid or forfeited by the Employee if such compensation is proven to be, or have been, based on materially inaccurate financial statements or on any other materially inaccurate performance criteria in contravention of the provisions of EESA or any rules, regulations or guidance promulgated thereunder.

C. Employee acknowledges and agrees that by executing this Agreement, Employee waives all rights to the receipt of, and objection to, any recovery of any Compensation to the extent necessary, during the period that the United States Department of the Treasury owns any debt or equity securities of the Company acquired pursuant to the Purchase Agreement or any warrants issued in connection therewith, in order for the Company to comply with Section 111(b) of EESA as implemented by rules, regulations, or guidance thereunder.

D.  Except as provided herein, all other terms of the Employee Compensation Agreements shall remain in full force and effect.

E.  This Agreement constitutes the valid, legal and binding obligation of the parties enforceable against each of them in accordance with its terms.  This Agreement shall inure to the benefit of and be binding upon any corporate successor of the Company.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first written below.

Company	Employee

Oak Valley Bancorp

By:
Title:

Effective Date: September 14, 2009